Exhibit 10.1

February 15, 2016

Ms. DeLome Fair

2219 Country Club Drive

Pearland, Texas 77581-5109

Re: Employment with Synthesis Energy Systems, Inc. (the “Company”)

Dear DeLome,

You and the Company previously entered into an Employment Agreement dated December 8, 2014 (the “Original Agreement”), which Original Agreement is amended, restated and replaced with this Agreement (this “Agreement”) effective as of the date above (the “Effective Date”).

Title/Reporting Relationship

Your title is President and Chief Executive Officer and you report to the Company’s board of directors (the “Board”).

Responsibilities

You shall have the authority, duties and responsibilities that are normally associated with and inherent in the capacity in which you will be performing, and shall have such other or additional duties which are not inconsistent with your position, as may from time to time be reasonably assigned to you by the Board. While employed by the Company, you will devote full time and attention during normal business hours to the affairs of the Company and use your best efforts to perform faithfully and efficiently your duties and responsibilities. You shall perform the services required by this Agreement primarily at the Company’s present principal place of business or at such other location(s) as may be mutually agreed by you and the Company; provided, however, that your responsibilities for the Company will require you to conduct temporary travel to other domestic and international locations (including without limitation countries in Asia and Europe) on business for the Company consistent with the business needs of the Company. During the term of your employment, it shall not be a violation of this Agreement for you to engage in outside activities that do not materially interfere with performance of your responsibilities under this Agreement if mutually agreed by you and the Board. It is also contemplated that for the term of this Agreement, you shall be nominated by the Board to serve as a director on the Board.

You acknowledge and agree that you owe a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and its affiliates and to do no act and to make no statement, oral or written, which would injure the business, interests or reputation of the Company or its affiliates

Compensation

Your base compensation will be $350,000 per year (the “Base Compensation”), payable in cash in equal semi-monthly installments of $13,462 or in accordance with the Company’s established policy, subject to such payroll and withholding deductions as may be required by law and other deductions (consistent with the Company’s policy for all employees) relating to your election to participate in the Company’s incentive, savings, retirement and other employee benefit plans.

In addition, the Board will conduct an annual review of your compensation and may, in its sole discretion, increase the Base Compensation based upon relevant circumstances.

Bonus Program

You will be eligible, as to each fiscal year until the termination of your employment, for an annual performance bonus (the “Performance Bonus”), with the amount and payment of such bonus to be determined in the discretion of the Compensation Committee of the Board. The bonus amount is targeted to be $150,000 based on achievement of certain annual performance goals and objectives approved by the Compensation Committee of the Board. Such bonus will be paid by no later than the later of 2 ½ months after the end of the calendar year in which it is earned or 2 ½ months after the end of the Company’s tax year in which it is earned. For the purposes of this Agreement, the term “Performance Bonus” will refer only to the cash bonus, and not to long-term equity incentives to be paid pursuant to any compensation plan then in effect.

Incentive Award

Subject to the terms and conditions of a Nonstatutory Stock Option Agreement to be entered into between the Company and you (with the approval of the Compensation Committee of the Board), the Company shall grant to you nonstatutory stock options to acquire 300,000 shares of the Company’s common stock at the fair market value of such shares on the date of grant as determined under the Plan, vesting as to 25% on the date of grant, 25% on the first annual anniversary of the date of grant, 25% on the second annual anniversary of the date of grant, and 25% on the third annual anniversary of the date of grant.

From time to time, you may be eligible for additional incentive awards of nonstatutory stock options or restricted stock issued pursuant to the Plan or any other incentive compensation plan then in effect. The issuance of such awards will be determined by, and to be at the sole discretion of, the Board. Such Incentive Award amounts will be based on the achievements of you and the Company.

Vacation

During the term of your employment, you shall be entitled to annual paid vacation pursuant to the Company’s vacation policy as in effect from time to time but not less than twenty days during each one-year period commencing on the Effective Date. The use of any vacation time not taken during the applicable one-year period will be subject to the Company’s vacation policy.

Plans

You shall be eligible to participate in and shall receive all benefits under all incentive, savings and retirement plans and programs maintained or established by the Company for the benefit of our employees. Further, you and/or your family, as the case may be, shall be eligible to participate in and shall receive all benefits under each welfare benefit plan of the Company maintained or established by the Company for the benefit of its employees. The Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such program or plan.

Indemnification Agreement.

The Company has entered into an Indemnification Agreement regarding your indemnification in the form of such agreements entered into with the Company’s other executive officers. If not already so covered, the Company will cause you to be covered by its director and officer insurance policies as they are in effect from time to time for its executive officers.

Reimbursement of Business Expenses

You may from time to time during the term of your employment incur various business expenses customarily incurred by persons holding positions of like responsibility, including, without limitation, travel expenses incurred for the benefit of the Company. Subject to complying with the Company’s policy regarding the reimbursement of such expenses as in effect from time to time during the term of your employment, which does not necessarily allow reimbursement of all such expenses, the Company shall reimburse you for such expenses from time to time, at your request, and you shall account to the Company for all such expenses. Such expenses will be reimbursed no later than the later of 2½ months after the end of the calendar year in which it is incurred or the 2½ months after the end of the Company’s tax year in which it is incurred.

The Company shall also reimburse you for the cost of airline travel for your spouse to accompany you on your trips for Company work; provided that you shall only be entitled to such reimbursement twice in any twelve-month period and such reimbursement shall be subject to the Company’s applicable policies on airline expense reimbursement.

In addition, the Company shall reimburse you up to $150 per month for expenses associated with a cellular phone to the extent used for business of the Company. Subject to complying with the Company’s policy regarding the reimbursement of expenses as in effect from time to time during the term of your employment and your accounting to the Company for such expenses, the Company shall provide such reimbursement on a monthly basis through the bi-weekly cash payments of Base Compensation.

Clawback Provisions

Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to you pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

Severance

Subject to the provisions of “Conditions to Payment” below, the Company shall provide you the following severance should your employment be terminated (i) by you for Good Reason (as defined below), (ii) by the Company Without Cause (as defined below) or (iii) for any other reason, other than (x) by you without Good Reason or (y) by the Company for Cause (as defined below), within sixty days after a Change in Control (as defined below) which occurs while you are employed by the Company:

(a) The Company shall pay to you in a lump sum in cash, if not theretofore paid, your Base Compensation (as in effect on the date of termination) through the date of termination, and in the case of compensation previously deferred and bonuses previously earned by you based upon the achievement of the specified performance goals and objectives as contemplated above under “Bonus Program”, all amounts of such compensation previously deferred and earned and not yet paid by the Company.

(b) The Company shall, promptly upon submission by you of supporting documentation, pay or reimburse to you any costs and expenses paid or incurred by you which would have been payable under the “Reimbursement of Business Expenses” provision hereof if your employment had not terminated.

(c) The Company shall pay to you, in equal semi-monthly installments, your Base Compensation (as in effect on the date of your termination) through (a) the twelve month anniversary of your termination or (ii) until you are hired by another employer, whichever is sooner. Notwithstanding this, if your base compensation with another employer is less than your Base Compensation as in effect on the date of your termination, the Company shall pay to you the difference in such amounts in equal semi-monthly installments through the twelve month anniversary of your termination. You accept the obligation to notify the Company upon securing employment outside the Company and to communicate to the Company the effective start date of such employment at which time the payments pursuant to this subsection (c) will cease. Failure to do so may result in a claim by the Company to return excess payments paid to you.

(d) All unvested Company stock options will be fully vested and thereafter, all such fully vested stock options will be exercisable by you until the earlier to occur of the expiration of the term of each stock option or one year after the date they become fully vested.

For the avoidance of doubt, if you terminate your employment without Good Reason or are terminated by the Company for Cause, you shall only be entitled to the payments contemplated by paragraphs (a) and (b) above.

For purposes of this Agreement:

“Cause” means (i) the conviction (or plea of nolo contendere or equivalent plea) of you of a felony (which, through lapse of time or otherwise, is not subject to appeal), (ii) your having engaged in misconduct causing a violation by the Company of any state or federal laws which results in an injury to the business, condition (financial or otherwise), results of operations or prospects of the Company as determined in good faith by the Board or a committee thereof, (iii) your having engaged in a theft of corporate funds or corporate assets of the Company or in an act of fraud upon the Company, (iv) an act of personal dishonesty taken by you that was intended to result in your personal enrichment at the expense of the Company, (v) your refusal, without proper legal cause, to perform the duties and responsibilities of your position or any other breach by you of this Agreement, (vi) your engaging in activities which would constitute a breach of the policies, rules or regulations of the Company or (vii) you fail to adequately perform the scope of the duties and responsibilities assigned to you, as determined in good faith by the Board. If the Company desires to terminate you for Cause pursuant to the provisions of this definition, you will be given a written notice by the Board of the facts and circumstances providing the basis for termination for Cause, and you will have 30 days from the date of such notice to remedy, cure or rectify the situation giving rise to termination for Cause to the reasonable satisfaction of the Board (except in the event of termination for Cause pursuant to subparagraph (i) above as to which no cure period will be permitted).

“Change in Control” of the Company shall be deemed to have occurred if any of the events set forth in any one of the following paragraphs shall occur:

(a) any “person” (as defined in section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such term is modified in sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, provided however, that excluded are the following: (1) the Company or any of its subsidiaries, (2) a trustee or any fiduciary holding securities under any Compensation Plan (as defined below), (3) an underwriter temporarily holding securities pursuant to an offering of such securities, (4) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company (for the purposes of this paragraph, “Compensation Plan” shall mean any compensation arrangement, plan, policy, practice or program established, maintained or sponsored by the Company or any subsidiary of the Company, for its employees generally or any specific group of employees, or to which the Company or any subsidiary of the Company contributes, and which includes, by way of example and not limitation, any incentive plan, bonus plan, 401(k) plan, pension plan, savings plan, equity or cash incentive plan, phantom stock plan, stock appreciation right plan, stock option plan, restricted stock award plan, retirement plan, deferred compensation plan, or supplemental benefit arrangement); or

(b) during any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this definition whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(c) the consummation of a merger or consolidation of the Company with any other corporation or entity, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holder of securities under a Compensation Plan, at least 50% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

(d) an ownership change of more than 50% of the outstanding shares of the Company’s common stock.

Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which, in the judgment of the Compensation Committee of the Board, the holders of the Company’s common stock, immediately prior to such transaction or series of transactions, continue to have the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately prior to such transaction or series of transactions. The Board may (i) deem any other corporate event affecting the Company (other than those described in clauses (a)-(d) of this definition) to be a “Change in Control,” and (ii) may amend this definition of “Change in Control” in connection with an identical amendment being made to employment agreements entered into by the Company and all of its executive officers.

“Disability” means either (i) an illness or other disability that prevents you from discharging your responsibilities under this Agreement for a period of 180 consecutive calendar days, or an aggregate of 180 calendar days in any calendar year, during the term of your employment, all as determined in good faith by the Board (or a committee thereof) or (ii) you are receiving long-term disability benefits under any of the Company’s plans, policies or programs. Notwithstanding anything to the contrary, in the event the Company temporarily replaces you, or transfers your duties or responsibilities to another individual on account of your inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then your employment shall not be deemed terminated by the Company and you shall not be able to resign with Good Reason as a result thereof. Any question as to the existence of a Disability as to which you and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to you and the Company. If you and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of a Disability made in writing to the Company and you by such physician shall be final and conclusive for all purposes of this Agreement.

“Good Reason” means: (i) the assignment to you of any duties materially inconsistent in any respect with you duties or responsibilities as contemplated in this Agreement, provided that you specifically terminate your employment for Good Reason hereunder within 60 days from the date that you have actual notice of such assignment; (ii) requiring you to relocate to any office or location more than 50 miles outside of the Houston, Texas metropolitan area without your consent; (iii) any other action by the Company which results in a material diminishment in your position, authority, duties or responsibilities; provided, that, any change in your reporting relationship shall not constitute a material diminishment for purposes of determining whether you have a Good Reason; provided, further that you specifically terminate your employment for Good Reason hereunder within 60 days from the date that you have actual notice of such diminishment; (iv) any material breach by the Company of any of the provisions of this Agreement, provided that you specifically terminate your employment for Good Reason hereunder within 60 days from the date that you have actual notice of such material breach; (v) a reduction, or attempted reduction, at any time during the term of your employment, of the Base Compensation unless such reduction is also applied to other executive officers of the Company; or (vi) the taking of any action by the Company which would adversely affect your participation in or materially reduce your benefits provided under “Plans” above, unless (A) there is substituted a comparable benefit that is at least economically equivalent (in terms of the benefit offered to you) to the benefit in which your participation is being adversely affected or to your benefits that are being materially reduced, or (B) the taking of such action affects all executive officers of the Company. Notwithstanding sections (i) and (iii) of the definition of Good Reason to the contrary, and unless you have satisfied your duties and responsibilities under this Agreement to the reasonable satisfaction of the Board, if the Company proposes an assignment or diminishment in your position to another senior executive position in the Houston, Texas metropolitan area with reasonably acceptable terms and conditions, you acknowledge and agree that you will negotiate with the Company in good faith a reasonable amendment to this Agreement and such event shall not be deemed a Good Reason for you to terminate this Agreement. Notwithstanding the preceding provisions of this definition, if you desire to terminate your employment for Good Reason, you shall first give written notice of the facts and circumstances providing the basis for Good Reason to the Board, and allow the Company thirty (30) days from the date of such notice to remedy, cure or rectify the situation giving rise to Good Reason to your reasonable satisfaction.

“Without Cause” means a termination for any reason other than for Cause or Disability or on account of your death.

Continuation of Benefits

Subject to the provisions of “Conditions to Payment” below, during the twelve-month period commencing within 60 days of the date of a termination as described under “Severance” above, the Company shall pay an amount equal to the group health care premiums for you and/or your dependents and/or beneficiaries equal to those which would be required for continuation coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Such payments shall be paid by the Company according to a fixed schedule consisting of monthly installment payments. The foregoing payments by the Company shall not extend the applicable COBRA continuation period and the COBRA continuation period shall commence as required under COBRA on account of your termination of employment.

Benefits otherwise receivable by you pursuant to this section shall be reduced to the extent substantially similar benefits are actually received by or made available to you by any other employer during the same time period for which such benefits would be provided pursuant to this section at a cost to you that is commensurate with the cost incurred by you immediately prior to the date of termination; provided, however, that if you become employed by a new employer which maintains a medical plan that either (i) does not cover you or a family member or dependent with respect to a preexisting condition which was covered under the applicable Company medical plan, or (ii) does not cover you or a family member or dependent for a designated waiting period, your coverage under the applicable Company medical plan shall continue (but shall be limited in the event of non-coverage due to a preexisting condition, to such preexisting condition) until the earlier of the end of the applicable period of non-coverage under the new employer’s plan or the six-month anniversary of the date of termination. You agree to report to the Company any coverage and benefits actually received by you or made available to you from such other employer(s). You shall be entitled to elect to change your level of coverage and/or your choice of coverage options (such as for you only or family medical coverage) with respect to the benefits to be provided by the Company to you to the same extent that active employees of the Company are permitted to make such changes; provided, however, that in the event of any such changes you shall pay the amount of any cost increase that would actually be paid by an active employees of the Company by reason of making the same change in his level of coverage or coverage options.

Conditions to Payment

Notwithstanding any of the above to the contrary, you will not be entitled to any of the payments provided in this Agreement under “Severance” or “Continuation of Benefits” if (i) you breach this Agreement including the provisions of Annex A or (ii) you fail to execute and return an effective release from liability and waiver of right to sue the Company or its affiliates in a form reasonably acceptable to the Company waiving all claims you may have against the Company, its affiliates, and their predecessors, successors, assigns, employees, officers and directors and such other parties and in such form as determined by the Company in its sole discretion within sixty (60) days after the date of termination of your employment (or such shorter period as may be required to be provided by law or as determined by the Company and provided in the release), and the release becoming effective. To the extent any amount payable under “Severance” or “Continuation of Benefits” is deferred compensation subject to Section 409A of Internal Revenue Code of 1986, as amended (the “Code”), if the period during which you have discretion to execute or revoke the general release of claims straddles two of your taxable years, then the Company shall make the severance payments starting in the second of such taxable years, regardless of which taxable year you actually deliver the executed general release of claims to the Company. You may not, directly or indirectly, designate the calendar year or timing of payments.

Specified Employee

If you are a “specified employee” as such term is defined under Section 409A of the Code, on the date of your termination of employment and if the benefits to be provided under this Agreement are subject to Section 409A of the Code and are payable on account of a termination of employment, payment in respect of such benefits shall not commence until the first business day that is six months after your termination date and shall otherwise be paid as provided in this Agreement.

At-Will Employment

You will be employed as an at-will-employee, which means that, except as set forth under “Severance” or “Continuation of Benefits” above, your employment may be terminated with no further obligation at any time, at the election of either you or the Company, for any reason or no reason, upon 30 days advance written notice.

Upon termination of your employment for any reason, you shall be deemed to have resigned from all positions that you hold as an officer, manager or member of the board of directors (or a committee thereof) of the Company or any of its affiliates.

Withholdings

The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, and (b) all other employee deductions made with respect to the Company’s employees generally.

Compliance with Company Policies

You agree to comply with all applicable policies, rules and regulations of the Company, including, but not limited to, the Company’s Code of Business and Ethical Conduct and policies regarding compliance with the U.S. Foreign Corrupt Practices Act, each as in effect from time to time.

Restrictive Covenants

You acknowledge, understand and agree that as a condition to the Company’s execution of this Agreement, you are bound by, and shall be obligated to comply with, the covenants set forth on Annex A to the letter regarding (i) Confidential Information, (ii) Disclosure of Information, Ideas, Concepts, Improvements, Discoveries and Inventions, (iii) Ownership of Information, Ideas, Concepts, Improvements, Discoveries and Inventions, and all Original Works of Authorship, (iv) Non-Disparagement and (v) Non-Competition; Non-Solicitation. It is further acknowledged, understood and agreed by that the covenants made by you as set forth on Annex A are essential elements of your employment and that, but for your agreement to comply with such covenants, the Company would not have hired you.

Internal Revenue Code Section 409A Compliance

(a)                      This Agreement is intended to comply with Section 409A of the Code to the extent any payment hereunder constitutes nonqualified deferred compensation under Section 409A of the Code.

(b)                     The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on you of any additional tax, penalty, or interest under Section 409A of the Code and to comply with Code Section 409A to the extent applicable.

(c)                      If the Company determines in good faith that any provision of this Agreement would cause you to incur an additional tax, penalty, or interest under Section 409A of the Code, the Board (or its delegate) and you shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code or causing the imposition of such additional tax, penalty, or interest under Section 409A of the Code.

(d)                     The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to you under this Agreement. The Company shall not be liable to you for any payment made under this Agreement that is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.

(e)                      With respect to any reimbursement of expenses, as specified under this Agreement, such reimbursement of expenses shall be subject to the following conditions: (1) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

(f)                      “Termination of employment,” “resignation,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of nonqualified deferred compensation subject to Section 409A of the Code, your “separation from service” as defined in Section 409A of the Code.

Certain Payments by the Company

(a)                      In the event that you are deemed to have received an “excess parachute payment” (as defined in Section 280G(b) of the Code) which is subject to the excise taxes (the “Excise Taxes”) imposed by Section 4999 of the Code in respect of any payment pursuant to this Agreement or any other agreement, plan, instrument or obligation of the Company or any of its affiliates, in whatever form, the Company shall make the Bonus Payment (defined below) to you notwithstanding any contrary provision in this Agreement or any other agreement, plan, instrument or obligation.

(b)                     The term “Bonus Payment” means a cash payment in an amount equal to the sum of (i) all Excise Taxes payable by you, plus (ii) all additional Excise Taxes and federal or state income taxes to the extent such taxes are imposed in respect of the Bonus Payment, such that you shall be in the same after-tax position and shall have received the same benefits that you would have received if the Excise Taxes had not been imposed. For purposes of calculating any income taxes attributable to the Bonus Payment, you shall be deemed for all purposes to be paying income taxes at the highest marginal federal income tax rate, taking into account any applicable surtaxes and other generally applicable taxes which have the effect of increasing the marginal federal income tax rate and, if applicable, at the highest marginal state income tax rate, to which the Bonus Payment and you are subject.

(c)                      You agree to reasonably cooperate with the Company to minimize the amount of the excess parachute payments, including, without limitation, assisting the Company in establishing that some or all of the payments received by you that are “contingent on a change,” as described in Section 280G(b)(2)(A)(i) of the Code, are reasonable compensation for personal services actually rendered by you before the date of such change or to be rendered by you on or after the date of such change. Notwithstanding the foregoing, you shall not be required to take any action which your attorney or tax advisor advises you in writing (i) is improper or (ii) exposes you to personal liability. You may require the Company deliver to you an indemnification agreement in form and substance reasonably satisfactory to you as a condition to taking any action required by this section; provided that such agreement is exempt from the requirements of Code Section 409A.

(d)                     The Company shall make any payment required to be made under this section in a cash lump sum within 30 days after the date on you receive or are deemed to have received any such excess parachute payment. Notwithstanding the foregoing, in no event will any Bonus Payment be paid later than the end of your taxable year next following your taxable year in which you remit the taxes to which such Bonus Payment relates.

(e)                      In the event that there is any change to the Code which results in the recodification of Section 280G or Section 4999 of the Code, or in the event that either such section of the Code is amended, replaced or supplemented by other provisions of the Code of similar import (“Successor Provisions”), then this Agreement shall be applied and enforced with respect to such new Code provisions in a manner consistent with the intent of the parties as expressed herein, which is to assure that you are in the same after-tax position and have received the same benefits that you would have been in and received if any taxes imposed by Section 4999 (or any Successor Provisions) had not been imposed.

(f)                      All determinations required to be made under this section including, without limitation, whether and when a Bonus Payment is required, and the amount of such Bonus Payment and the assumptions to be utilized in arriving at such determinations, unless otherwise expressly set forth in this Agreement, shall be made within 30 days from the termination date of this Agreement by the independent tax consultant(s) selected by the Company and reasonably acceptable to you (the “Tax Consultant”). The Tax Consultant must be a qualified tax attorney or certified public accountant. All fees and expenses of the Tax Consultant shall be paid in full by the Company. Any Excise Taxes as determined pursuant to this section shall be paid by the Company to the Internal Revenue Service or any other appropriate taxing authority on your behalf within five (5) business days after receipt of the Tax Consultant’s final determination by the Company and you.

(g)                     If the Tax Consultant determines that there is substantial authority (within the meaning of Section 6662 of the Code) that no Excise Taxes are payable by you, the Tax Consultant shall furnish you with a written opinion that failure to disclose or report the Excise Taxes on your federal income tax return will not constitute a substantial understatement of tax or be reasonably likely to result in the imposition of a negligence or any other penalty.

(h)                     The Company shall indemnify and hold you harmless, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities (“Losses”) incurred by you with respect to the exercise by the Company of any of its rights under this section, including, without limitation, any Losses related to the Company’s decision to contest a claim of any imputed income to you or if the determination in this section is incorrect. The Company shall pay all fees and expenses incurred under this section and shall promptly reimburse you for the reasonable expenses incurred by you in connection with any actions taken by the Company or required to be taken by you hereunder within 30 days after you provide reasonable documentation of such expenses. Notwithstanding the foregoing, expenses incurred by you, including without limitation, attorneys’ fees, due to a tax audit or litigation in connection with any excise tax (including penalties and interest or other excise taxes thereon) under Code Section 4999 or Code Section 280G shall be reimbursed by the Company no later than the end of your tax year following the tax year in which such taxes that are subject to the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, by the end of your tax year following the tax year in which the audit is completed or there is a final non-appealable settlement or other resolution of the litigation. Your right to payment or reimbursement pursuant to this section shall not be subject to liquidation or exchange for any other benefit.

(i)                       Furthermore, with respect to any payments that are taxable and includable in income to be paid under this section and to the extent such payments are not for the Bonus Payment or due to tax audit or litigation expenses described in the preceding paragraph then such payments shall only be payable if such expenses are incurred during the 15 year period commencing on the date of termination of this Agreement; amounts payable in one calendar year will not affect amounts payable in another calendar year; in no event will any payment be paid later than the end of your taxable year following your taxable year in which the expenses were incurred; and such payments cannot be substituted for any other benefits or subject to liquidation.

(j) In addition, if you are a specified employee and the Bonus Payment is deferred compensation subject to the six month delay requirements of Code Section 409A, to avoid the imposition of a an excise tax under Code Section 409A, the Bonus Payment will not be paid until after the date of the first business day occurring after the date that is six months after the date of termination of this Agreement.

Defense of Claims

You agrees that, during the term of this Agreement and for a period of two (2) years after the date of termination, upon request from the Company, you will reasonably cooperate with the Company and its affiliates in the defense of any claims or actions that may be made by or against the Company or any of its affiliates that affect your prior areas of responsibility, except if your reasonable interests are adverse to the Company or its affiliates in such claim or action. To the extent travel is required to comply with the requirements of this covenant, the Company shall, to the extent possible, provide you with notice at least 15 business days prior to the date on which such travel would be required.  The Company agrees to promptly pay or reimburse you upon demand for all of your reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply, with your obligations under this section.

Choice of Law

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

Arbitration

(a)    If any dispute or controversy arises between you and the Company  relating to (1) this Agreement in any way or arising out of the parties’ respective rights or obligations under this Agreement or (2) your employment or the termination of such employment, then either party may submit the dispute or controversy to arbitration under the then-current Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”). Any arbitration hereunder shall be conducted before a panel of three arbitrators unless the parties mutually agree that the arbitration shall be conducted before a single arbitrator. The arbitrators shall be selected (from lists provided by the AAA) through mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of arbitrators within twenty (20) days following receipt by one party of the other party’s notice of desire to arbitrate, then within five (5) days following the end of such 20-day period, each party shall select one arbitrator who, in turn, shall within five (5) days jointly select the third arbitrator to comprise the arbitration panel hereunder. The site for any arbitration hereunder shall be in Harris County, Texas, unless otherwise mutually agreed by the parties, and the parties hereby waive any objection that the forum is inconvenient.

(b)   The party submitting any matter to arbitration shall do so in accordance with the Rules. Notice to the other party shall state the question or questions to be submitted for decision or award by arbitration. Notwithstanding anything herein to the contrary, you shall be entitled to seek specific performance of your right to be paid during the pendency of any dispute or controversy arising under this Agreement. In order to prevent irreparable harm, the arbitrator may grant temporary or permanent injunctive or other equitable relief for the protection of property rights.

(c)    The arbitrator shall set the date, time and place for each hearing, and shall give the parties advance written notice in accordance with the Rules. Any party may be represented by counsel or other authorized representative at any hearing. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1 et. seq. (or its successor). The arbitrator shall apply the substantive law and the law of remedies, if applicable) of the State of Texas to the claims asserted to the extent that the arbitrator determines that federal law is not controlling.

(d)   Any award of an arbitrator shall be final and binding upon the parties to such arbitration, and each party shall immediately make such changes in its conduct or provide such monetary payment or other relief as such award requires. The parties agree that the award of the arbitrator shall be final and binding and shall be subject only to the judicial review permitted by the Federal Arbitration Act.

(e)    The parties hereto agree that the arbitration award may he entered with any court having jurisdiction and the award may then be enforced as between the parties, without further evidentiary proceedings, the same as if entered by the court at the conclusion of a judicial proceeding in which no appeal was taken. You and the Company hereby agree that a judgment upon any award rendered by an arbitrator may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(f)    Each party shall pay any monetary amount required by the arbitrator’s award, and the fees, costs and expenses for its own counsel, witnesses and exhibits, unless otherwise determined by the arbitrator in the award. The compensation and costs and expenses assessed by the arbitrator(s) and the AAA shall be split evenly between the parties unless otherwise determined by the arbitrator in the award. If court proceedings to stay litigation or compel arbitration are necessary, the party who opposes such proceedings to stay litigation or compel arbitration, if such party is unsuccessful, shall pay all associated costs, expenses, and attorney’s fees which are reasonably incurred by the other party as determined by the arbitrator.

Entire Agreement; No Oral Amendments

This Agreement, together with any document, policy, rule or regulation referred to herein, replaces all previous agreements and discussions relating to the same or similar subject matter between you and the Company and constitutes the entire agreement between you and the Company with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any executive, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.

[Signature Page Follows]

Please feel free to contact me if you have any questions.

Sincerely yours,

Synthesis Energy Systems, Inc.

/s/ Roger Ondreko

Roger Ondreko

Chief Financial Officer

I hereby accept these terms of employment.

/s/ DeLome Fair	February 11, 2016
DeLome Fair	Date

ANNEX A

COVENANTS AS TO CONFIDENTIALITY, DISCLOSURE AND OWNERSHIP OF INFORMATION, NON-DISPARAGEMENT, NON-COMPETITION AND NON-SOLICITATION

Confidential Information

In connection with your position as President and Chief Executive Officer, the Company will from time to time provide you with Confidential Information, as defined below, so that you may perform the duties and responsibilities of your position. You acknowledge, understand and agree that all such Confidential Information, whether developed by you or others employed by or in any way associated with you or the Company, is the exclusive and confidential property of the Company and shall be regarded, treated and protected as such in accordance with this Agreement. You acknowledge that all such Confidential Information is in the nature of a trade secret. Failure to mark any writing confidential shall not affect the confidential nature of such writing or the information contained therein.

“Confidential Information” means information, which is used in the business of the Company and (i) is proprietary to, about or created by the Company, (ii) gives the Company some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company, (iii) is designated as Confidential Information by the Company, is known by you to be considered confidential by the Company, or from all the relevant circumstances should reasonably be assumed by you to be confidential and proprietary to the Company, or (iv) is not generally known by non-Company personnel. Confidential Information excludes, however, any information that is lawfully in the public domain or has been publicly disclosed by the Company. Such Confidential Information includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

(a) Information related to all proprietary information developed, licensed or otherwise acquired by the Company, including, but not limited to, relating to all forms of the Company’s gasification technology (the “SGT”) based upon the U-GAS® gasification technology, the manufacture of synthesis gas and integration of SGT with other energy products in a proprietary process (the “Technology”);

(b) Internal personnel and financial information of the Company, vendor information (including vendor characteristics, services, prices, lists and agreements), purchasing and internal cost information, internal service and operational manuals, and the manner and methods of conducting the business of the Company;

(c) Information regarding proposed projects, joint ventures or other similar business activities;

(d) Marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques, forecasts and forecast assumptions and volumes, and future plans and potential strategies (including, without limitation, all information relating to any acquisition prospect and the identity of any key contact within the organization of any acquisition prospect) of the Company which have been or are being discussed;

(e) Names and contact information for customers, suppliers and their representatives, contracts (including their contents and parties), customer services, and the type, quantity, specifications and content of products and services purchased, leased, licensed or received by customers or suppliers of the Company;

(f) Confidential and proprietary information provided to the Company by any actual or potential customer, supplier, government agency or other third party (including businesses, consultants and other entities and individuals); and

(g) Work product resulting from or related to the research or development of the Technology.

You further agree that you shall not make any statement or disclosure to third parties that (i) would be prohibited by applicable Federal or state laws, or (ii) is intended or reasonably likely to be detrimental to the Company or any of its subsidiaries or affiliates.

As a consequence of the Company providing you with its Confidential Information, you shall occupy a position of trust and confidence with respect to the affairs and business of the Company. In view of the foregoing and of the consideration to be provided to you, you agree that it is reasonable and necessary that you make each of the following covenants:

(a) During your employment and thereafter, you shall not disclose Confidential Information to any person or entity, either inside or outside of the Company, other than as necessary in carrying out your duties and responsibilities to the Company, without first obtaining the Company’s prior written consent (unless such disclosure is compelled pursuant to court orders or subpoena, at which time you shall give prior written notice of such proceedings to the Company).

(b) During your employment and thereafter, you shall not use, copy or transfer Confidential Information other than as necessary in carrying out your duties and responsibilities, without first obtaining the Company’s prior written consent.

(c) On the termination of your employment, you shall promptly deliver to the Company (or its designee) all written materials, records and documents made by you or which came into your possession during your employment concerning the business or affairs of the Company, including, without limitation, all materials containing Confidential Information.

Disclosure of Information, Ideas, Concepts, Improvements, Discoveries and Inventions

As part of your fiduciary duties to the Company and its affiliates, you agree that during your employment by the Company, you shall promptly disclose in writing to the Company all information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, and whether or not reduced to practice, which are conceived, developed, made or acquired by you, either individually or jointly with others, and which relate to the business, products or services of the Company or its affiliates, irrespective of whether you used the Company’s time or facilities and irrespective of whether such information, idea, concept, improvement, discovery or invention was conceived, developed, discovered or acquired by you on the job, at home, or elsewhere. This obligation extends to all types of information, ideas and concepts, including, without limitation, information, ideas and concepts relating to the Technology, the development of coal gasification and syngas production and the provision of distributed power, utility services and coal gasification plant development, operations and maintenance based on the Technology, new types of services, other corporate opportunities, acquisition prospects, prospective names or service marks for the Company’s business activities, and the like.

Ownership of Information, Ideas, Concepts, Improvements, Discoveries and Inventions, and all Original Works of Authorship

All information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, which are conceived, made, developed or acquired by you or which are disclosed or made known to you, individually or in conjunction with others, during your employment and which relate to the business, products or services of the Company (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customers’ organizations, marketing and merchandising techniques, and prospective names and service marks) are and shall be the sole and exclusive property of the Company. Furthermore, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of the Company.

In particular, you hereby specifically sell, assign, transfer and convey to the Company all of your worldwide right, title and interest in and to all such information, ideas, concepts, improvements, discoveries or inventions, and any United States or foreign applications for patents, inventor’s certificates or other industrial rights which may be filed in respect thereof, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof, and applications for registration of such names and service marks. You shall assist the Company at all times, during your employment and thereafter, in the protection of such information, ideas, concepts, improvements, discoveries or inventions, in the United States and all foreign countries, which assistance shall include, but shall not be limited to, the execution of all lawful oaths and all assignment documents requested by the Company or its nominee in connection with the preparation, prosecution, issuance or enforcement of any applications for United States or foreign patents, including divisions, continuations, continuations in part, reissues and/or extensions thereof, and any application for the registration of such names and service marks.

In the event you create, during your employment, any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as, videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company’s business, products or services, whether such work is created solely by you or jointly with others, the Company shall be deemed the author of such work if the work is prepared by you in the scope of your employment; or, if the work is not prepared by you within the scope of your employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the work shall be considered to be work made for hire, and the Company shall be the author of such work. If such work is neither prepared by you within the scope of your employment nor a work specially ordered and deemed to be a work made for hire, then you hereby agree to sell, transfer, assign and convey, and by these presents, do sell, transfer, assign and convey, to the Company all of your worldwide right, title and interest in and to such work and all rights of copyright therein. You agree to assist the Company and its affiliates, at all times, during your employment and thereafter, in the protection of the Company’s worldwide right, title and interest in and to such work and all rights of copyright therein, which assistance shall include, but shall not be limited to, the execution of all documents requested by the Company or its nominee and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries.

Non-Disparagement

During the term of your employment and thereafter, you shall not defame or disparage the Company, its affiliates and their officers, directors, members or executives. You agree to cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its affiliates or their directors, members, officers or executives. The Company further agrees not to defame or disparage you and agrees to cooperate with you in refuting any defamatory or disparaging remarks by any third party made with respect to your employment with the Company.

Non-Competition; Non-Solicitation

During your employment and for the twelve month period following the date of termination of your employment, you shall not, acting alone or in conjunction with others, directly or indirectly, in any area in which you have worked for the Company or as to which you have received Confidential Information relating to the Company, including, but not limited to, the People’s Republic of China, the Republic of India and the United States, invest or engage, directly or indirectly, in any Competing Business (as defined below) or accept employment with or render services to such a Competing Business as a director, officer, agent, executive or consultant or in any other capacity without prior written consent from the Company. Notwithstanding the above, you may serve as an officer, director, agent, employee or consultant to a Competing Business whose business is diversified and which is, as to the part of its business to which you are providing services, not a Competing Business; provided, that prior to accepting employment or providing services to such a Competing Business, you and the Competing Business will provide written assurances satisfactory to the Company that you will not render services directly or indirectly for a twelve month period to any portion of the Competing Business which competes directly or indirectly with the Company.

For purposes of this Agreement, “Competing Business” means any individual, business, firm, company, partnership, joint venture, organization, or other entity that is engaged in the actual or intended business of the Company and/or its affiliates during the term of your employment including, but not limited to, providing proprietary gasification technology systems and solutions to the energy and chemical industries and using the Technology to produce and manufacture syngas from coal, biomass, municipal wastes and refuse derived fuels and petroleum coke, as well as a variety of chemical products, fertilizers and transportation fuels.

In addition to the other obligations agreed to by you in this Agreement, you agree that for twenty-four months following the date of termination of your employment, you shall not directly or indirectly, (i) hire or attempt to hire any employee of the Company, or induce, entice, encourage or solicit any employee of the Company to leave his or her employment, or (ii) contact, communicate with or solicit any distributor, customer or acquisition or business prospect or business opportunity of the Company for the purpose of causing them to terminate, alter or amend their business relationship with the Company.

You hereby specifically acknowledge and agree that:

(a)	The Company has expended and will continue to expend substantial time, money and effort in developing its business;

(b)	You will, in the course of your employment, be personally entrusted with and exposed to Confidential Information;

(c)	The Company, during your employment and thereafter, will be engaged in its highly competitive business in which many firms compete;

(d)	You could, after having access to the Company’s financial records, contracts, and other Confidential Information and know-how and, after receiving training by and experience with the Company, become a competitor;

(e)	The Company will suffer great loss and irreparable harm if you terminate your employment and enter, directly or indirectly, into competition with the Company;

(f)	The temporal and other restrictions contained in this “Non-Competition; Non-Solicitation” provision are in all respects reasonable and necessary to protect the business goodwill, trade secrets, prospects and other reasonable business interests of the Company;

(g)	The enforcement of this “Non-Competition; Non-Solicitation” provision will not work an undue or unfair hardship on you or otherwise be oppressive to you; it being specifically acknowledged and agreed by you that you have activities and other business interests and opportunities which will provide you adequate means of support if the provisions of this “Non-Competition; Non-Solicitation” provision are enforced after your termination; and

(h)	The enforcement of this “Non-Competition; Non-Solicitation” provision will neither deprive the public of needed goods or services nor otherwise be injurious to the public.

The parties hereto further agree that if a court of competent jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in this “Non-Competition; Non-Solicitation” provision is overly restrictive and unenforceable, the court shall reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the parties hereto agree that the restrictions of this “Non-Competition; Non-Solicitation” provision shall remain in full force and effect. The parties hereto further agree that if a court of competent jurisdiction determines that any provision of this “Non-Competition; Non-Solicitation” provision is invalid or against public policy, the remainder of this “Non-Competition; Non-Solicitation” provision shall not be affected thereby, and shall remain in full force and effect.